Filed pursuant to Rule 424(b)(7)

File No. 333-138979

SUPPLEMENT NO. 6

(To Prospectus Dated November 28, 2006)

$650,000,000 0.50% Convertible Senior Notes due 2011

$650,000,000 0.625% Convertible Senior Notes due 2013

This supplement no. 6 supplements our prospectus dated November 28, 2006 relating to the resale from time to time by certain selling securityholders of up to $650,000,000 principal amount of 0.50% Convertible Senior Notes due 2011 (the “2011 notes”) and $650,000,000 principal amount of 0.625% Convertible Senior Notes due 2013 (the “2013 notes” and, together with the 2011 notes, the “notes”) and the shares of common stock issuable upon conversion of the notes. You should read this supplement no. 6 in conjunction with the prospectus. This supplement no. 6 is qualified by reference to the prospectus, except to the extent that the information in this supplement no. 6 supersedes that information.

The information appearing under the heading “Selling Securityholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby

		Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio (3)	$1,000,000.00	25,804.80	25,804.80
US Bank FBO Essentia Health Services (4)	150,000.00	10,838.02	3,870.72

(1)	Assumes for each $1,000 in principal amount of the 2011 notes a maximum of 25.8048 shares of common stock could be issued upon conversion. This conversion rate reflects a two-for-one stock split of our outstanding common stock declared on May 8, 2007 by our board of directors and effected through a stock dividend for stockholders of record as of the close of business on May 24, 2007. This conversion rate is subject to further adjustment, however, as described in the prospectus under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as provided below, excludes the shares of common stock underlying any 2013 notes held by the selling securityholder, which are referred to in the table below.

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on a conversion rate of 25.8048 shares of our common stock per $1,000 principal amount at maturity of the 2011 notes. This conversion rate reflects a two-for-one stock split of our outstanding common stock declared on May 8, 2007 by our board of directors and effected through a stock dividend for stockholders of record as of the close of business on May 24, 2007. This conversion rate is subject to further adjustment, however, as described in the prospectus under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2013 notes held by the selling securityholder, which are referred to in the table below.

(3)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(4)	This selling securityholder also holds $270,000 of unrestricted 2011 notes. Number of shares of common stock beneficially owned includes shares of common stock issuable upon conversion of such additional notes.

	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby

		Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
UBS Securities LLC (3)(4)	$6,500,000.00	411,143.59	170,599.00
US Bank FBO Essentia Health Services (5)	165,000.00	11,297.89	4,330.59

(1)	Assumes for each $1,000 in principal amount of the 2013 notes a maximum of 26.2460 shares of common stock could be issued upon conversion. This conversion rate reflects a two-for-one stock split of our outstanding common stock declared on May 8, 2007 by our board of directors and effected through a stock dividend for stockholders of record as of the close of business on May 24, 2007. This conversion rate is subject to further adjustment, however, as described in the prospectus under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as provided below, excludes the shares of common stock underlying any 2011 notes held by the selling securityholder, which are referred to in the table above.

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on a conversion rate of 26.2460 shares of our common stock per $1,000 principal amount at maturity of the 2013 notes. This conversion rate reflects a two-for-one stock split of our outstanding common stock declared on May 8, 2007 by our board of directors and effected through a stock dividend for stockholders of record as of the close of business on May 24, 2007. This conversion rate is subject to further adjustment, however, as described in the prospectus under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2011 notes held by the selling securityholder, which are referred to in the table above.

(3)	The selling securityholder is a broker-dealer.

(4)	This selling securityholder also holds $9,165,000 of unrestricted 2013 notes. Number of shares of common stock beneficially owned includes shares of common stock issuable upon conversion of such additional notes.

(5)	This selling securityholder also holds $270,000 of unrestricted 2011 notes. Number of shares of common stock beneficially owned includes shares of common stock issuable upon conversion of such additional notes.

To the extent that any of the selling securityholders identified above are broker-dealers, they may be deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act.

With respect to selling securityholders that are affiliates of broker-dealers, based on information provided by the selling securityholders, we believe that such entities acquired their notes or shares of common stock issuable upon conversion of the notes in the ordinary course of business and, at the time of the purchase of the notes or shares of common stock issuable upon conversion of the notes, such selling securityholders had no agreements, understandings or arrangements, directly or indirectly, with any person to distribute the notes or shares of common stock issuable upon conversion of the notes.

Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. None of the selling securityholders listed above owned 1% or more of our outstanding common stock either before or after this offering.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in additional supplements to the prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances.

See “RISK FACTORS” beginning on page 5 of the prospectus for information you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this supplement is December 21, 2007.